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                                                                      Exhibit 99

                        Press Release Dated March 1, 2002

March 1, 2002

Contact:    John J. Griffith
            Investor Relations Department
            (402) 514-5336

              Commercial Federal Authorizes Common Stock Repurchase

         OMAHA, Nebraska, March 1, 2002--Commercial Federal Corporation (NYSE:
CFB) announced today that its board of directors authorized on February 28, 2002, the additional repurchase of up to five hundred thousand shares of the Company's outstanding common stock. The Company anticipates completing this repurchase by the third quarter of 2003. The Company currently has 45,349,766 common shares outstanding. The five million-share buyback program announced in May 2001 was completed in January 2002.

         Repurchases can be made at any time and in any amount, depending upon market conditions and various other factors. Any repurchase generally will be on the open-market, although privately negotiated transactions are possible.

         Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $12.9 billion federal savings bank that currently operates branches located in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, and Arizona. Commercial Federal operations include consumer and commercial banking, mortgage banking, agricultural lending, insurance and investment services, and Internet banking.